                                                                                                          -------------------------
 FORM 3                                                                                                         OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                     -------------------------
                                                    WASHINGTON, D.C. 20549                                OMB Number  3235-0104
                                                                                                          Expires: May 31, 1994
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              Estimated average burden
                                                                                                          hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person|  2. Date of Event Re-   |  4. Issuer Name and Ticker or Trading Symbol
                                       |     quiring Statement   |
Hamilton,  Steven L.            .      |     (Month/Day/Year)    |          IOMED, Inc (IOX)
- -------------------------------------|                         |------------------------------------------------------------------
(Last)        (First)       (Middle)   |    11/20/98             |  5. Relationship of Reporting       |  6. If Amendment, Date of
                                       |-------------------------|     Person to Issuer                |     Original
1622 Park Place                        |  3. IRS or Social       |       (Check all applicable)        |     (Month/Day/Year)
- -------------------------------------|     Security Number     |  _____ Director      _____ 10% Owner|
               (Street)                |     of Reporting        |  __X__ Officer(give  _____ (specify |
                                       |     Person (Voluntary)  |        title below)        below)   |
                                       |                         |Vice-President of Business Development
Park City         Utah      84098      |                         |                                     |
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
                                       |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
                                       |                                 |                      |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.

                                                     (Print or Type Responses)




FORM 3 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deri-    |    ative    |
                               |   Year)       |                                  |  vative   |    Security:|
                               |--------------------------------------------------|  Security |    Direct   |
                               | Date  | Expir-|                         | Amount |           |    (D) or   |
                               | Exerc-| ation |         Title           | or     |           |    Indirect |
                               | isable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
Stock Option                   | (1)   |11/20/08 Common Stock            |150,000 |  $2.25    |     D       |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  Options vest in annual installments over 5 years.

                                                                         IOMED, INC.

                                                                   By:    /s/ Steven L. Hamilton                   December 10, 1998
                                                                      ------------------------------------        -----------------
                                                                         *Signature of Reporting Person                 Date
                                                                         Steven L. Hamilton, Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.